Exhibit 23






                          Independent Auditors' Consent



The Board of Directors
Regency Realty Corporation:

We consent to incorporation by reference in the registration statements (No. 333-72899) on Form S-3 and (No. 333-63723) on Form S-4 of Regency Centers, L.P., of our report dated February 28, 1999, relating to the balance sheets of RRC FL Five, Inc. as of December 31, 1998 and 1997, and the related statements of operations, stockholder's equity, and cash flows for each of the years in the three year period ended December 31, 1998, which report appears in the December 31, 1998, annual report on Form 10-K of RRC FL Five, Inc.




                                                 KPMG LLP



Jacksonville, Florida
March 12, 1999